Exhibit 10.5
Performance Retention Award
To Be Used For Non-Executive Employees
As Approved February 2022

Terms of Performance Retention Award
Three Year Installment Vesting
Granted on February 23, 2022

<Name>

The Assured Guaranty Ltd. (the “Company”) Performance Retention Award amount described in the letter (the “Award Letter”) dated [____], 2022, with a grant date of February 23, 2022 (the “Grant Date”), will be payable in accordance with the following Terms of Performance Retention Award (the “Award Terms”). Under the following Award Terms, the Principal Amount is divided into three installments, and a different Performance Period is established with respect to each Installment, under paragraph 1 below. The Performance Retention Award (sometimes referred to as the “Award” or “Award Payment”) will be a cash distribution payable with respect to the Installment for each Performance Period, with the amount determined under paragraph 2 below, subject to the vesting restrictions under paragraph 3 below. Payment of the Award will be due on the Payment Date determined under paragraph 4 below. Paragraph 5 establishes rules for death, Permanent Disability, Disability, involuntary termination without Cause, and Retirement. Paragraph 12 provides certain definitions that apply to these Award Terms.
1. Performance Period and Installments. The Principal Amount is divided into three Installments. The Performance Period for each Installment, and the Principal Portion of each such Installment, is set forth in the following schedule (provided that the determination of the Performance Periods will be subject to paragraph 5):

Installment Number:	First Day of Performance Period:	Last Day of Performance Period:	Portion of Principal Amount Attributable to Installment:
1	January 1, 2022	December 31, 2022	25% of Principal Amount
2	January 1, 2022	December 31, 2023	25% of Principal Amount
3	January 1, 2022	December 31, 2024	50% of Principal Amount

2. Amount of Payment. Subject to paragraph 3, the Award Payment for each Installment will equal the sum of the amounts described in paragraph (a) below and paragraph (b) below:

(a)The product of (i) 50% of the Portion of the Principal Amount attributable to that Installment, multiplied by (ii) a fraction, converted to an equivalent percentage, the numerator of which is the Company’s per-share Core Adjusted Book Value as of the last day of the applicable Performance Period, and the denominator of which is the Company’s per-share Core Adjusted Book Value as of the first day of the applicable Performance Period.
(b)The product of (i) 50% of the Portion of the Principal Amount attributable to that Installment, multiplied by (ii) a percentage equal to 100% plus (or minus if negative) the Company’s Core Operating Return on Equity for the Performance Period attributable to that Installment.
3. Vesting and Forfeitures. Vesting of the Award Payment is subject to paragraph 5 and to the following:
(a)If, in accordance with the following provisions of this paragraph 3, the Participant is vested in the Award Payment for any Performance Period, the Award Payment (if any) for that Performance Period will be due on the Payment Date as described in paragraph 4, subject to the terms of the LTIP and these Award Terms. If the Participant is not vested in the Award for a Performance Period, the Participant will forfeit that Award.
(b)If, with respect to any Installment, the Participant’s Date of Termination does not occur before the last day of the Performance Period for that Installment, the Participant will be vested in the Award Payment. Subject to paragraph 5, if the Participant’s Date of Termination occurs before the last day of the Performance Period for that Installment, the Participant will not be vested in the Award Payment for that Installment.
4. Payment Date.
(a)Except as otherwise provided in this paragraph 4, and subject to paragraph 5, the Participant’s Award Payment attributable to any Installment will be due and will be paid between January 1st and March 15th of the year following the year in which the last day of the Performance Period with respect to that Installment occurs (the “Payment Date” with respect to that Installment).
(b)The Award will be paid to the Participant in a cash lump sum in the same currency as the Principal Amount as stated in the Award Letter.
(c)Notwithstanding the foregoing, except in the case of a Performance Period ending by reason of the Participant’s death or Permanent Disability, no payment will be made unless, on or before the date of payment, the Committee has certified that the performance goals for the Performance Period and any other material provisions of the Award Terms have in fact been satisfied.
5. Death, Permanent Disability, Disability, Involuntary Termination without Cause, and Retirement. This paragraph 5 will apply to the Participant if, before the last day of the final Performance Period, either the Participant incurs a Permanent Disability or the Participant incurs a Date of Termination by reason of death, Disability, involuntary termination without Cause, or Retirement, subject to the following:
(a)Death. If the Participant’s Date of Termination occurs by reason of death, the following provisions of this paragraph (a) will apply:
(i)     Effect on Performance Periods. For each Installment for any Performance Period that ends after the Date of Termination, the Participant’s Designated Beneficiary or estate (as provided in Section 10) will receive, in lieu of any other payment with respect to such Installment, an amount equal to the portion of the Principal Amount attributable to that Installment (without regard to the actual performance of Core Adjusted Book Value or Core Operating Return on Equity).
(ii)     Vesting. The Participant will be vested in the amounts payable under paragraph (i) above.
(iii)     Payment Date. Payments under paragraph (i) above will be due on the Payment Date, which, for such payments, will be the Date of Termination, subject to the last sentence of Section 10.
(b)Permanent Disability. If the Participant incurs a Permanent Disability prior to his or her Date of Termination, the following provisions of this paragraph (b) will apply:
(i)     Effect on Performance Periods. For each Installment for any Performance Period that ends after the Participant incurs a Permanent Disability, the Participant will receive, in lieu of any other payment with respect to such Installment, an amount equal to the portion of the Principal Amount attributable to that Installment (without regard to the actual performance of Core Adjusted Book Value or Core Operating Return on Equity).
(ii)     Vesting. The Participant will be vested in the amounts payable under paragraph (i) above.
(iii)     Payment Date. Payments under paragraph (i) above will be due within sixty days of the Payment Date, which, for such payments, will be the date on which the Participant incurs a Permanent Disability.
(c)Disability. If the Participant’s Date of Termination occurs by reason of Disability (and unless he or she has previously incurred a Permanent Disability), the following provisions of this paragraph (c) will apply:
(i)     Effect on Performance Periods. The last day of each of the Performance Periods will be determined in accordance with paragraph 1 without regard to this paragraph (c).
(ii)     Vesting. For purposes of paragraph 3, the Participant will be vested in the Award Payment for any Performance Period ending after the Date of Termination.

(iii)     Payment Date. The Payment Date will be determined in accordance with paragraph 4 without regard to this paragraph (c).
(d)Involuntary Termination Without Cause. If the Participant’s Date of Termination occurs by reason of an involuntary termination without Cause, subject to the Participant signing and not revoking a release of claims against the Company and such release becoming effective within sixty days following such Date of Termination, the following provisions of this paragraph (d) will apply:
(i)     Effect on Performance Periods. For each Installment for any Performance Period that ends after the Date of Termination, the Participant will receive, in lieu of any other payment with respect to such Installment, an amount equal to the portion of the Principal Amount attributable to that Installment (without regard to the actual performance of Core Adjusted Book Value or Core Operating Return on Equity).
(ii)     Vesting. For purposes of paragraph 3, the Participant will be vested in the Award Payment for any Performance Period ending after the Date of Termination.
(iii)     Payment Date. The Payment Date will be determined in accordance with paragraph 4 without regard to this paragraph (d).
(e)Retirement. If the Participant’s Date of Termination occurs by reason of Retirement, the following provisions of this paragraph (e) will apply:
(i)     Effect on Performance Periods. The last day of each of the Performance Periods will be determined in accordance with paragraph 1 without regard to this paragraph (e).
(ii)     Vesting. For purposes of paragraph 3, the Participant will be vested in the Award Payment for any Performance Period ending after the Date of Termination.
(iii)     Payment Date. The Payment Date will be determined in accordance with paragraph 4 without regard to this paragraph (e).
6. Applicable Plans. The terms of this Agreement shall be subject to the terms of the Assured Guaranty Ltd. 2004 Long-Term Incentive Plan (the “LTIP”), and this Agreement is subject to all interpretations, amendments, rules, and regulations promulgated by the Committee from time to time pursuant to the LTIP.
7. Cancellation and Rescission of Performance Retention Award.
(a)The Committee may cancel, rescind, suspend, withhold, or otherwise limit or restrict the Performance Retention Award at any time if the Participant engages in any Detrimental Activity or if the Participant engages in any conduct that constitutes Cause or, in the case of a Participant whose Date of Termination has occurred due to Retirement, if the Participant engages in any Post-Retirement Activity.

(b)Immediately prior to the Payment Date with respect to an Installment and prior to the payment of the Award Payment attributable to such Installment to the Participant, the Participant shall certify, to the extent required by the Committee, in a manner acceptable to the Committee, that the Participant is not engaging and has not engaged in any Detrimental Activity and, in the case of a Participant whose Date of Termination has occurred due to Retirement, that the Participant is not engaging and has not engaged in any Post-Retirement Activity. In the event a Participant has engaged in any Detrimental Activity or, if applicable, any Post-Retirement Activity, prior to or during the twelve months after the Payment Date with respect to any Installment (the “Restrictive Covenant Period”), the right to payment of the Award Payment attributable to such Installment may be rescinded by the Committee within two years of the end of the Restricted Covenant Period. In the event of any such rescission, the Participant shall pay to the Company the amount of the Award Payment attributable to such Installment, in such manner and on such terms and conditions as may be required by the Company, and the Company shall be entitled to set-off against the amount of any such gain any amount owed to the Participant by the Company and/or Subsidiary.
8. Deemed Acceptance. If the Participant wishes to decline this Award, the Participant must reject this Agreement prior to the one-year anniversary of the Grant Date (the “Acceptance Date”). If the Agreement has not been rejected prior to the Acceptance Date, the Participant will be deemed to have automatically accepted this Award and the terms and conditions set forth in this Agreement.
9. Section 457A of the Code. If an Award Payment with respect to an Installment would otherwise constitute nonqualified deferred compensation subject to Code section 457A and the date on which the Participant’s right to receive such Award Payment with respect to an Installment would no longer be treated as subject to a substantial risk of forfeiture for purposes of Code section 457A (“457A Vesting Date”) occurs prior to the Payment Date, then, for each Installment with a Performance Period that would otherwise end pursuant to paragraph 1 after December 31st of the calendar year in which the 457A Vesting Date occurs, such Installment shall instead end on September 30th of the calendar year following the calendar year in which the Section 457A Date occurs and payment for such Installment shall be made, based on actual performance through the end of such shortened Performance Period, no later than December 31st of the calendar year following the calendar year in which the Section 457A Date occurs.
10. Beneficiary. If any benefits deliverable to a Participant under this Award have not been delivered at the time of the Participant’s death, such benefits shall be delivered to the Designated Beneficiary in accordance with the provisions of this Award. The “Designated Beneficiary” shall be the beneficiary or beneficiaries designated by a Participant in a writing filed with the Committee in such form and at such time as the Committee shall require. If a deceased Participant fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Participant, any benefits distributable to the Participant shall be distributed to the legal representative on behalf of the estate of the Participant. If a deceased Participant designates a beneficiary and the Designated Beneficiary survives the Participant but dies before the complete distribution of benefits to the Designated Beneficiary under the Plan, then any benefits distributable to the

Designated Beneficiary shall be distributed to the legal representative on behalf of the estate of the Designated Beneficiary. Any payment due following the death of the Participant to the Designated Beneficiary or the legal representative on behalf of the estate will be made as soon as administratively possible following the date that the Company determines to whom such payment should be made pursuant to this Section 10 and in any event within the period required pursuant to Section 409A of the Code.
11. No Additional Benefit. Neither the grant of a Performance Retention Award nor the payment made in settlement of a Performance Retention Award shall be taken into account as compensation or otherwise for purposes of determining a Participant’s right to a benefit or the amount of any benefit under any other plan maintained by the Company or any Subsidiary.
12.Definitions. For purposes of these Award Terms, the definitions set forth in this paragraph 12 or elsewhere in these Award Terms shall apply. Except where the context clearly implies or indicates the contrary, a word, term, or phrase used in the LTIP is similarly used in these Award Terms.
(a)Cause. The term “Cause” shall mean (i) the rendering of services for any organization or engaging directly or indirectly in any business which is or becomes competitive with the Company or the Subsidiaries, or which organization or business, or the rendering of services to such organization or business, is or becomes otherwise prejudicial to or in conflict with the interests of the Company or the Subsidiaries; (ii) the disclosure to anyone outside the Company or the Subsidiaries, or the use in other than the Company’s or the Subsidiaries’ business, without prior written authorization from the Company or the Subsidiaries, of any confidential information or material, relating to the business of the Company or the Subsidiaries, acquired by the Participant either during or after employment with the Company or the Subsidiaries; (iii) a violation of any rules, policies, procedures or guidelines of the Company or the Subsidiaries, including but not limited to the Company’s Code of Conduct, Policy on Trading in Assured Guaranty Ltd. Securities, Management Stock Ownership Guidelines and other business conduct guidelines; (iv) any attempt directly or indirectly to induce any employee of the Company to be employed or perform services elsewhere or any attempt directly or indirectly to solicit the trade or business of any current or prospective customer, supplier, or partner of the Company; (v) the Participant being convicted of, or entering a guilty plea with respect to, a felony (or, for a crime occurring outside of the United States, the Participant being convicted of, or entering a guilty plea with respect to, or otherwise admitting guilt with respect to, a crime which would otherwise constitute a felony if such crime were prosecuted pursuant to the laws of the United States or the State of New York), whether or not connected with the Company; (vi) failure by the Participant to carry out the lawful and reasonable directions of the Board or the Participant’s immediate supervisor, as the case may be, or the Participant, in carrying out his or her duties, has been guilty of (1) a willful, serious, and continued failure to perform his or her duties or (2) willful and serious misconduct, or (vii) any other conduct or act determined to be injurious, detrimental or prejudicial to any interest of the Company; provided, however, that any act, or failure to act, by the Participant shall not constitute Cause for purposes of this Agreement if such act, or failure to act, was committed, or omitted, by the

Participant in good faith and in a manner he or she reasonably believed to be in the best interests of the Company.
(b)Core Adjusted Book Value. The “Core Adjusted Book Value” of the Company as of any date shall equal shareholders’ equity attributable to Assured Guaranty Ltd., as reported under accounting principles generally accepted in the United States of America (GAAP), adjusted for the following:
(i)     Elimination of the effects of consolidating financial guaranty variable interest entities and consolidated investment vehicles;
(ii)     Elimination of non-credit impairment-related unrealized fair value gains (losses) on credit derivatives, which is the amount of unrealized fair value gains (losses) in excess of the present value of the expected estimated economic credit losses, and non-economic payments;
(iii)     Elimination of fair value gains (losses) on the Company’s committed capital securities;
(iv)     Elimination of unrealized gains (losses) on the Company’s investments that are recorded as a component of accumulated other comprehensive income;
(v)     Elimination of deferred acquisition costs, net;
(vi)     Addition of the net present value of estimated future revenue, discounted at the approximate average pre-tax book yield of fixed-maturity securities purchased during the prior calendar year, other than certain fixed-income securities such as loss mitigation securities, from the Company’s non-financial guaranty insurance contracts (other than credit derivatives with net expected losses), net of reinsurance, ceding commissions, and premium taxes;
(vii)     Addition of the deferred premium revenue on financial guaranty contracts in excess of expected loss to be expensed, net of reinsurance; and
(viii)     Elimination of the tax effects related to the above adjustments, which are determined by applying the statutory tax rate in each of the jurisdictions that generate these adjustments.
Notwithstanding the foregoing, the Committee, in its discretion, may adjust the determination of the Company’s Core Adjusted Book Value as it deems necessary or desirable to achieve the purpose and/or preserve the benefits or potential benefits of the Award (including, without limitation, adjustments to reflect corporate transactions).

(c)Core Operating Income. Core Operating Income is a non-GAAP financial measure defined as net income (loss) attributable to Assured Guaranty Ltd., as reported under GAAP, adjusted for the following:

(i)     Elimination of the effects of consolidating financial guaranty variable interest entities and consolidated investment vehicles;
(ii)     Elimination of realized gains (losses) on the Company’s investments, except for gains and losses on securities classified as trading;
(iii)     Elimination of non-credit impairment-related unrealized fair value gains (losses) on credit derivatives that are recognized in net income, which is the amount of unrealized fair value gains (losses) in excess of the present value of the expected estimated economic credit losses, and non-economic payments;
(iv)     Elimination of fair value gains (losses) on the Company’s committed capital securities that are recognized in net income;
(v)     Elimination of foreign exchange gains (losses) on remeasurement of net premium receivables and loss and loss adjusted expense reserves that are recognized in net income; and
(vi)     Elimination of the tax effects related to the above adjustments, which are determined by applying the statutory tax rate in each of the jurisdictions that generate these adjustments.
Notwithstanding the foregoing, the Committee, in its discretion, may adjust the determination of the Company’s Core Operating Income as it deems necessary or desirable to achieve the purpose and/or preserve the benefits or potential benefits of the Award (including, without limitation, adjustments to reflect corporate transactions).

(d)Core Operating Return on Equity. Core Operating Return on Equity represents Core Operating Income over the Performance Period attributable to the Installment divided by the average of Core Operating Shareholders’ Equity at the beginning and the end of that Performance Period. Notwithstanding the foregoing, the Committee, in its discretion, may adjust the determination of the Company’s Core Operating Return on Equity as it deems necessary or desirable to achieve the purpose and/or preserve the benefits or potential benefits of the Award (including, without limitation, adjustments to reflect corporate transactions).
(e)Core Operating Shareholders’ Equity. Core Operating Shareholders’ Equity is a non-GAAP financial measure calculated as shareholders’ equity attributable to Assured Guaranty Ltd., as reported under GAAP, adjusted for the following:
(i)     Elimination of the effects of consolidating financial guaranty variable interest entities and consolidated investment vehicles;
(ii)     Elimination of non-credit impairment-related unrealized fair value gains (losses) on credit derivatives, which is the amount of unrealized fair value gains (losses) in excess of the present value of the expected estimated economic credit losses, and non-economic payments;

(iii)     Elimination of fair value gains (losses) on the Company’s committed capital securities;
(iv)     Elimination of unrealized gains (losses) on the Company’s investments that are recorded as a component of accumulated other comprehensive income; and
(v)     Elimination of the tax effects related to the above adjustments, which are determined by applying the statutory tax rate in each of the jurisdictions that generate these adjustments.
(f)Date of Termination. A Participant’s “Date of Termination” means the first day on which the Participant is not employed by the Company or any Subsidiary, regardless of the reason for the termination of employment; provided that a termination of employment shall not be deemed to occur by reason of a transfer of the Participant between the Company and a Subsidiary or between two Subsidiaries, nor by reason of a Participant’s termination of employment with the Company or a Subsidiary if immediately following such termination of employment the Participant continues to be or becomes a Director; and further provided that the Participant’s employment shall not be considered terminated while the Participant is on a leave of absence from the Company or a Subsidiary approved by the Participant’s employer. If, as a result of a sale or other transaction, the Participant’s employer ceases to be a Subsidiary (and the Participant’s employer is or becomes an entity that is separate from the Company), and the Participant is not, at the end of the 30-day period following the transaction, employed by the Company or an entity that is then a Subsidiary, then the occurrence of such transaction shall be treated as the Date of Termination.
(g)Detrimental Activity. The term “Detrimental Activity” shall mean (i) the rendering of services for any organization or engaging directly or indirectly in any business which is or becomes competitive with the Company or the Subsidiaries, or which organization or business, or the rendering of services to such organization or business, is or becomes otherwise prejudicial to or in conflict with the interests of the Company or the Subsidiaries; (ii) the disclosure to anyone outside the Company or the Subsidiaries, or the use in other than the Company’s or the Subsidiaries’ business, without prior written authorization from the Company or the Subsidiaries, of any confidential information or material, relating to the business of the Company or the Subsidiaries, acquired by the Participant either during or after employment with the Company or the Subsidiaries; or (iii) any attempt directly or indirectly to induce any employee of the Company to be employed or perform services elsewhere or any attempt directly or indirectly to solicit the trade or business of any current or prospective customer, supplier, or partner of the Company.
(h)Director. The term “Director” means a member of the Board, who may or may not be an employee of the Company or a Subsidiary.
(i)Disability. The Participant shall be considered to have a “Disability” during the period in which the Participant is unable, by reason of a medically determinable physical or mental impairment, to engage in any substantial gainful activity, which condition, in the opinion of a physician selected by the Committee, is expected to have a duration of not less than 180 days.
(j)Performance Period. The “Performance Period” will be determined in accordance with paragraph 1.
(k)Permanent Disability. The Participant shall be considered to have a “Permanently Disability” if he or she would be treated as “disabled” in accordance with the provisions of Treas. Reg. §1.409A-3(i)(4).
(l)Post-Retirement Activity. The term “Post-Retirement Activity” shall mean the Participant’s provision of significant commercial or business services to any one or more persons or entities such that the Participant will not be considered to have retired (or have terminated by reason of Retirement) pursuant to paragraph 12(m)(iii) below.
(m)Principal Amount. The “Principal Amount” with respect to the Participant will be the Principal Amount as stated in the Award Letter.
(n)Retirement. “Retirement” of a Participant will be determined in accordance with the following:
(i)     Retirement. The term “Retirement” means the occurrence of a Participant’s Date of Termination due to the voluntary termination of employment with the consent of the Committee (as described below) by a Participant who meets the following requirements as of such Date of Termination: (i) the Participant is age 60 or older and (ii) the total of the Participant’s age and years of service equals or exceeds 70. For purposes of this Agreement, the Participant’s Date of Termination shall not be considered to be a Retirement unless, prior to such Date of Termination, the Committee or its delegate approved treating such Participant’s Date of Termination as a Retirement for purposes of this Agreement. The determination of whether to treat the Participant’s Date of Termination as a Retirement shall be made in the sole discretion of the Committee or its delegate and such determination shall be final and binding on all persons.
(ii)     For purposes of defining “Retirement,” years of service shall be determined in accordance with rules which may be established by the Committee, and shall take into account service with the Company and the Subsidiaries. If, on or before the date of the initial public offering of stock of the Company, the Participant was employed by the Company or its Subsidiaries, years of service shall also include service with ACE Limited and its subsidiaries occurring prior to the initial public offering.
(iii)     Notwithstanding that the Participant’s Date of Termination satisfies the requirements of paragraph (i) above, the Participant will not be considered to have retired (or have terminated by reason of Retirement) with respect to any Installment if the Committee determines that the Participant has provided significant commercial or business services to any one or more persons or entities on or before the last day of the Performance Period applicable to that Installment, regardless of whether such entity is owned or controlled by the Participant; provided that the Participant may devote reasonable time to the supervision of his or her personal investments, and activities involving professional, charitable, community, educational, religious and similar types of organizations, speaking engagements, membership on the boards of directors of other organizations, and similar types of activities, to the extent that the Committee, in its discretion, determines that such activities are consistent with the Participant’s Retirement.
(iv)     At the request of the Committee, and as a condition of receiving the Award Payment with respect to a Performance Period, the Participant shall be required to provide a listing of the activities engaged in by the Participant following the Participant’s Date of Termination and prior to the end of the Performance Period and such other information that the Committee determines may be necessary from time to time to establish whether the Participant has acted in a manner that is consistent with the requirements of paragraph (iii) above. Such listing and information shall be provided promptly by the Participant, but in no event more than 10 days after written request is delivered to the Participant.
(v)     At the request of the Participant, the Committee shall determine whether a proposed activity of the Participant will be consistent with the requirements of paragraph (iii) above. Such request shall be accompanied by a description of the proposed activities, and the Participant shall provide such additional information as the Committee may determine is necessary to make the determination. Such a determination shall be made promptly, but in no event more than 30 days after the written request, together with any additional information requested of the Participant, is delivered to the Committee.

IN WITNESS WHEREOF, the Participant has executed the Agreement, and the Company has caused this Agreement to be executed in its name and on its behalf, all as of the Grant Date.

_________________________
Assured Guaranty Ltd.
I hereby agree to all the terms, restrictions and conditions set forth in the Agreement:

_________________________
<Name>
Participant